Exhibit 10.38

Unofficial English Translation from Hebrew

AGREEMENT

Drawn up and signed at Herzliya on the 30 day of September 2015 between

Wize Pharma Ltd
Company Number 520033259
Of 2 Hamenofim Street, Herzliya, 4672553
(“the company”)

of the one part

and

Mr Or Eisenberg
I.D. XXXXX
Of 2 Wissotzky Street, Tel Aviv-Jaffa
(“the manager”)

of the other part

(hereinafter jointly: “the parties”)

Whereas	The manager declares that he has the knowledge, experience and qualifications to hold the position of CFO of the company, as set out in this agreement below;

And whereas	The company wishes to employ the manager and the manager wishes to be employed by the company, as set out in this agreement below;

And whereas	The parties wish to define and determine the terms of the manager’s employment by the company in this agreement

Now therefore it has been declared, stipulated and agreed between the parties as follows:

1.	Preamble and interpretation

1.1.	This agreement has been divided into clauses and headings have been given to clauses for reference purposes only, and they are not to be used for interpretation purposes.

1.2.	The preamble and appendices to this agreement form an integral part thereof and are binding like the other terms.

1.3.	This agreement is a personal and special agreement which regulates the relations between the company and the manager and exclusively determines the terms of the manager’s employment by the company, and therefore collective agreements and/or other collective arrangements and/or agreements between the company and other employees shall not apply to the manager.

2.	Definition of the position

2.1.	The manager shall serve as CFO of the company.

2.2.	The manager shall devote maximum time and energy to performing the duties of his position, for a number of hours which shall not be less than a 100% position. The employee’s weekly rest day is Saturday.

2.3.	In his position the manager shall be subordinate to the company’s CEO or to whomever the company determines, and in performing the duties of his position shall act in accordance with his directions and in accordance with the policy and procedures of the company, as they shall be from time to time.

2.4.	At the date of this agreement and as long as not decided otherwise by the board of directors of the company, the manager also serves as Acting CEO of the company.

3.	The manager’s undertakings and declarations

3.1.	The manager undertakes to perform all his duties, as shall be imposed on him from time to time, with devotion and loyalty, to use all his energy, abilities, knowledge and experience for the benefit of the company at the highest and most efficient level and as shall be determined by the company and/or its officials and to obey the instructions of the company and/or its officials concerning the manner of performing the work, the position, work arrangements, discipline and conduct.

3.2.	To act in accordance with the instructions of the company’s CEO and/or the board of directors of the company and the directions which he receives from them, and to devote all his energy and attention to performing his duties as manager of the company in the most efficient and proper manner.

3.3.	To do his best to maintain good work relations and productive cooperation between himself and the company employees with whom he is required to have work relations in the course of performing his duties at the company and to contribute, to the best of his ability, in the course of performing his aforesaid duties, to the advancement of the company and achievement of its goals.

3.4.	The manager declares and confirms that he is entitled to enter into this agreement and to undertake all the obligations under it, that there is no restriction, by agreement or in another manner, to him entering into this agreement and fulfilling all his obligations under it, and that by this contract he is not breaching any other agreement or undertaking to which he is or was a party.

3.5.	The manager shall act in accordance with the provisions of any law in his position as CFO and as Acting CEO of the company and/or subsidiary companies.

4.	Loyalty and prohibition of conflict of interest

4.1.	During the period of the manager’s employment he shall refrain from any action which is in conflict of interest with his position at the company or in competition with the company’s business. In addition, he shall not accept, personally or through someone on his behalf, any payment or any benefit, directly or indirectly, from anyone who has dealt, deals or wishes to deal with him on account of his position in the company and/or from anyone who has had, at present has or wishes to have business dealings with the company, during the manager’s period of employment and afterwards.

4.2.	The manager undertakes to inform the company, immediately and without any delay, of any matter or subject in which he has a personal interest and/or which may create a conflict of interest with his duties at the company.

4.3.	By signing this agreement the manager declares that as at the date of signature of this agreement he does not have any interests or matters which may create a conflict of interest with his position in the company and that he does not have any connection with any of the interested parties in the company.

4.4.	The manager declares that he is fit and has the skills to occupy his position and that there is no legal, contractual or other obstacle to him entering into this agreement, that he is not a party to any undertaking or agreement conflicting with the provisions of this agreement, with everything that arises from it, and that in the course of his services at the company he will not make use of information contrary to the provisions of any agreement or undertaking.

5.	The period of the contractual relationship

5.1.	The date of commencement of the contractual relationship under this agreement is 1 April 2015 (“date of commencement of the contractual relationship”) and the date of termination of the contractual relationship is 31 March 2018.

5.2.	The coming into effect of this agreement is subject to receipt of the approval of the competent organs of the company.

5.3.	Notwithstanding the aforesaid, each of the parties shall be permitted to terminate the contractual relationship under this agreement by 90 calendar days’ advance written notice. It is clarified and agreed that on termination of the contractual relationship the manager shall not be entitled to any compensation, payment or other consideration except as stated in this agreement.

5.4.	Notwithstanding the aforesaid, the company shall be permitted to terminate the contractual relationship under this agreement immediately and without any advance notice and without any compensation in one (or more) of the circumstances specified below

5.4.1.	Commission of a criminal offence related to the relations between the parties under the agreement, breach of duties of trust or harm to the company, its funds, property, assets, employees or customers by the manager.

5.4.2.	Other circumstances which would deprive him of severance pay by law, including: breach of trust; the manager committed an offence of moral turpitude; a case in which the manager intentionally causes damage to the company; and a case where the manager breaches one of his undertakings regarding maintenance of confidentiality, non-competition, avoidance of conflict of interest, non-solicitation of the company’s employees and maintenance of the company’s reputation.

5.5.	In any case of termination of the manager’s employment for any reason, the manager undertakes to hand over his position in an orderly manner, devoting the necessary time to the aforesaid handover of the position, and to return to the company any document, information and/or property of the company in his possession and/or which was prepared by him in connection with the work at the company.

6.	Salary and refund of expenses

6.1.	In return for his work and fulfillment of all his obligations under this agreement, the manager shall be paid a monthly salary in the sum of NIS 30,000 (gross for a full-time position) (“the monthly salary”). The monthly salary shall be paid not later than the ninth of each month for the previous month, and shall be updated in accordance with the cost-of-living allowance as it shall be from time to time under extension orders applicable to all employees in the economy.

6.2.	It is agreed that the manager’s position is one of the senior management positions in the company, which require a special degree of personal trust, as defined in the Hours of Work and Rest Law, 5711-1951, and that it is not possible to supervise his hours of work and rest, and therefore the provisions of the Hours of Work and Rest Law, 5711-1951 do not apply to his employment, so that the remuneration paid to the manager under clause 6.1 above includes the full remuneration to which the manager is entitled and constitutes full, final and complete remuneration for his work in the service of the company, including overtime work if necessary.

6.3.	In addition to the monthly salary, the manager shall be entitled to a refund of expenses from the company for expenses which he incurs directly for the purpose of his position and for the purpose of his work under the provisions of this agreement (“refund of expenses”), subject to completion of an expenses refund form, to which invoices for those expenses shall be attached, and subject to approval of the abovementioned form by the company’s CEO, as is customary at the company (including with regard to dates and manner of payment).

6.4.	In addition, the manager shall be entitled to all the usual fringe benefits permitted by the company’s remuneration policy as it shall be from time to time, such as a vehicle and vehicle expenses up to the sum of 3 thousand NIS, Internet, mobile telephone, various insurances, including disability insurance, undertaking to indemnify and exemption, refunds of expenses, professional training, professional literature, bearing the cost, fully or partly, of benefits given to all the company’s employees on terms identical to the other company employees. The cost of these fringe benefits shall not exceed 45% of the cost to the company of the monthly salary paid to the manager.

6.5.	In addition, the manager shall be entitled to a refund of expenses which he incurs, in Israel and abroad, including foreign travel expenses and entertainment expenses in connection with his position, in the sum of up to 10 thousand US dollars per year, subject to the company’s foreign travel policy as it shall be from time to time. In addition, the manager may receive festival gifts, holiday, meals, parking arrangements, team-building days, etc., from the company, in the manner which is customary at the company.

6.6.	As long as the manager serves as Acting CEO, he shall be entitled to receive a monthly bonus in addition to the monthly salary in the sum of NIS 10,000 (gross) (“the monthly bonus”). The monthly bonus shall not carry any contributions or pension rights. The date of payment of the monthly bonus is as stated in clause 6.1 above.

7.	Update to monthly salary subject to meeting targets

7.1.	The monthly salary may be updated, subject to the remuneration committee’s discretion and to meeting the targets which shall be set as stated below:

7.1.1.	For meeting all the targets as stated in clauses 7.1.1.1 to 7.1.1.3 below, cumulatively, the manager shall be entitled to a one-time increase at the rate of up to 10% of the monthly salary:

7.1.1.1.	Entering into a marketing and distribution agreement for the company’s products in four (4) new countries, during 2016 and until the end of the first quarter of 2017.

7.1.1.2.	Increase of 20% in the company’s sales, in each quarter from the third quarter of 2016 until the end of the first quarter of 2017.

7.1.1.3.	Total sales of at least 250 thousand US dollars by the end of the first quarter of 2017.

7.1.1.4.	Alternatively, if the manager does not meet the target stated in clause 7.1.1.1 above, the target period as stated in clause 7.1.1.1 above shall be extended until the end of 2017, provided that the total sales until the end of 2017 shall be in the sum of at least 1 million US dollars.

7.1.2.	For completion of a Phase 2 clinical trial for treatment of chalasis by the company and/or through a third party, the manager shall be entitled to a one-time increase at the rate of up to 10% of the monthly salary.

8.	Grant

8.1.	In addition to the aforesaid, the manager shall be entitled to a grant of up to 0.25% of the consideration for the company and/or a subsidiary of the company entering into a material transaction, such as sale of a subsidiary, sale of operations, sale of assets related to the field of operation, sale of shares, merger of the company, the company’s entry into an out license agreement, raising capital and/or financing for the company, etc. (“the annual grant”).

8.2.	The ceiling for the annual grant, together with the reward for a securities offering of a subsidiary company as stated in clause 10.2 below, shall not in any financial year exceed a cumulative sum of NIS eight (8) million to all the company officers.

9.	General provisions

9.1.	The board of directors of the company may reduce the grant, entirely or partially, in its discretion.

9.2.	The manager shall repay the company the grant amount or part thereof if it becomes evident that the calculation of the grant was done on the basis of data which turned out to be erroneous and which were presented anew in the company’s financial statements during a period of three financial statements two consecutive years after the date of approving the grant. The repayment amount shall be the part of the grant which was paid as a result of the aforesaid error. It is clarified that the aforesaid shall not apply to presentation anew due to change of standardization or accounting rules.

9.3.	If the manager is entitled to the grant as stated in clauses 8 and/or 10.2 of this agreement, and if the manager works at the company for only part of any year, the manager shall be entitled to the grant for the part of the year for which he worked at the company. The manager shall only be entitled to payment of the grant if he has worked at the company continuously for at least half a year before the determining date for calculation of the entitlement to the grant. If a continuous half-year has not yet elapsed as aforesaid, the right to payment of the grant shall be accumulated for the next year.

10.	Capital remuneration

10.1.	In addition, subject to the existing options plan at the company, as varied from time to time, if varied, and/or subject to adoption of a new options plan in its place, if adopted, and in accordance with the provisions of any law, the company shall allocate 230,000 non-negotiable options to the manager, which shall be exercisable for shares of the company (“the options”). The options shall mature and shall be exercisable for shares, in whole or in part, in a maturation period of two years, with 1/8 of the options maturing in each quarter commencing from the date of granting them, in return for payment of an exercise price in the sum of NIS 4.

10.2.	Offering of a subsidiary: Upon the securities offering of a subsidiary of the company the manager shall be entitled to a grant of up to 0.25% of the company’s holdings in the shares of the subsidiary after the offering, which was completed during the manager’s period of service or after his period of service, if the offering transaction commenced during the manager’s period of service.

11.	Leave

11.1.	The manager shall be entitled to 18 work days’ leave per year. The manager shall be entitled to maximum accrual of leave days under the Annual Leave Law, 5711-1951.

11.2.	Any departure on leave by the manager at his request shall be coordinated with and approved in advance by the chairman of the board of directors.

12.	Sickness

12.1.	The manager shall be entitled to 18 days’ sick leave per year, up to an accrual of 90 days.

12.2.	To remove doubt it is hereby agreed and declared that payment of sick pay as stated above shall also cover the company’s obligations under the Sick Pay Law, 5736-1976.

12.3.	The parties hereby agree and declare that the balance of accrued sick leave cannot be redeemed in any situation.

13.	Pension arrangement

13.1.	From the date of commencement of his employment the company shall insure the manager in a pension fund in accordance with his request, in accordance with and subject to the terms and rates stated in the Extension Order for Comprehensive Pension Insurance in the Economy, with the contributions being made on the basis of the monthly salary as defined above, at the rates set out in the table below:

Recipient body and name of the plan	Employer’s contribution to benefits	Employee’s contribution to benefits	Employer’s contribution to severance pay	Date of commencement of payment
_____	6%	5.5%	8.33%	Commencement of employment

13.2.	It is clarified and agreed that the employer’s contributions to severance pay as stated above shall be in place of the employer’s obligation to pay 100% severance pay, as stated in clauses 7 and 9 of the abovementioned extension order and in accordance with Section 14 of the Severance Pay Law, 5723.

14.	Continuing education fund

14.1.	The company shall participate, in an amount equal to 7.5% of the manager’s monthly salary, and not more than the salary limit exempt from tax, in a recognized continuing education fund, on condition that each month the manager contributes an amount equal to at least 2.5% of his monthly salary and not more than the salary limit exempt from tax to that fund, or another percentage prescribed by law in this regard, all subject to the fund’s rules and the provisions of the Income Tax Ordinance on the subject.

14.2.	The manager hereby consents to the deduction of the aforesaid percentage from his monthly salary by the company and its transfer to the continuing education fund.

14.3.	In the case of dismissal in circumstances depriving him of severance pay, the company has discretion as to whether to release its share of the contributions to the continuing education fund to the manager.

15.	Recuperation pay

15.1.	The manager is entitled to a quota of recuperation days for each full year of employment (and if it was not full, the pro rata share), in accordance with any law.

15.2.	The tariff shall be in accordance with the general extension order in the economy which extends the provisions of the agreement signed between the Coordination Bureau of Economic Organizations and the Histradrut Labour Federation.

15.3.	Recuperation pay paid for any year of employment shall be paid to the manager on the dates which the management shall determine from time to time.

16.	Company officers’ insurance and indemnity

16.1.	The company undertakes to take action to insure the manager, at its expense, with directors’ and officers’ liability insurance, on the terms and in the amounts customary at the company and as shall be approved from time to time by the general meeting of the company.

16.2.	In addition, the company shall indemnify the manager in advance as is customary at the company, subject to the provisions of the company’s articles and the applicable law.

17.	Status of this agreement and the employment under it

This agreement fully and finally covers all the manager’s rights in the employment relations between him and the company and replaces any existing agreement, verbal or written, and no provisions of collective agreements and/or collective arrangements and/or other agreements and/or practices and/or customs shall apply to it beyond what is stated in this agreement.

18.	Deductions

18.1.	It is hereby declared, to remove doubt, that the payments and benefits of any kind granted to the manager in this agreement or arising from this agreement or from his employment by the company are subject to income tax deductions and the other compulsory deductions which the company is obliged to make under any law, as shall be from time to time.

18.2.	If the manager is overpaid, or if by mistake the manager is paid amounts to which he was not entitled, the manager hereby consents in advance to the deduction of the amounts which were overpaid or paid by mistake from his salary in the following months.

19.	Non-competition, non-solicitation, maintenance of confidentiality and intellectual property rights

19.1.	Without derogating from the manager’s obligations under clauses 2, 3 and 4 above, during the entire period of the contractual relationship with the company and for a period of 12 months from the date on which the period of the contractual relationship ends, the manager undertakes not to compete with the company and not to place himself in the position of an interested party in a transaction which competes with the company, all whether directly or indirectly. During this period the manager undertakes not to solicit and/or cause any of the company’s customers and/or suppliers and/or other employees to terminate their relationship with the company.

19.2.	During and after the period of the contractual relationship under this agreement, for an unlimited time, the manager undertakes not to convey and not to make use of information which has come to his knowledge about the company, including any subsidiary of the company, holding company or related company (all hereinafter in this sub-clause: “the company”) or of information which has reached him in the course of the contractual relationship with the company or in connection with the company and its business and which is not common knowledge, including anything relating to the financial operations and results of the company, customer list, suppliers, agents of the company, etc. In addition he undertakes to maintain confidentiality in everything concerning the company’s business and affairs and not to harm the company’s reputation in any way. The duty of confidentiality also applies to the contents of this agreement, except reports required under any law.

19.3.	In addition, the manager undertakes to keep confidential and not to disclose, show or convey, either during the period of this agreement or for an unlimited time afterwards, to any person or body, trade secrets or other secrets of the company or information about the company or directly or indirectly related to the company, its management, property, business and affairs, customers, suppliers, the people or bodies connected with it or who come into contact with it, including, but without derogating from the generality of the aforesaid, processes of manufacture, know-how methods, prices, calculations, terms of agreements by which the company is bound, memoranda, records, reports, summaries, plans, diagrams, letters or other documents of the company (“the documents”), whether the secrets, information or documents reached him as a result of his employment by the company or came to his knowledge in any other manner, whether the documents were drawn up by him or by others. The manager hereby confirms that he does not and shall not have any claims to copyright in the documents or any other claims of any kind with regard to the aforesaid documents, secrets or information and that the documents, including all the copyrights in them, and all the secrets and information, as aforesaid, are the sole property of the company and the manager does not and shall not have any claims of any kind with regard to them or arising from them, and he shall not make use of them or of any part of them, including copying all or some of the documents, in the course of the services which he provides at the company.

In this sub-clause “secrets” includes information concerning salary, grants and other benefits paid or transferred to the manager by the company, the terms of this employment agreement at the company and details of the manager’s work at the company.

19.4.	I am aware that the company is a public company and that any use of information as stated in clauses 19.2 and 19.3 above, including performing any transaction in the company’s securities on the basis of the information and including conveying the information to a third party who may make prohibited use thereof, is likely to be an offence under Section 52B of the Securities Law, 5728-1968.

19.5.	All the intellectual property rights of any kind, any copyright, moral right, invention, patent, trade secret, innovation, idea, design, process, development, improvement, work, formula, code, conclusion, discovery, finding, etc. (“intellectual property rights”) arising from or created by the manager or his subordinates during the contractual relationship with the company or as a result of the contractual relationship with it are the sole property of the company, and the manager hereby assigns any intellectual property right to the company and waives any financial right, including benefits, if and to the extent that he would have been entitled to it under the Patents Law, 5727-1967 (including Section 134 thereof) or under any other law, all this without any further consideration.

20.	Arbitration

In any case where disputes and/or differences of opinion arise between the parties in any matter concerning the entry into and/or validity and/or breach and/or performance and/or interpretation of this agreement the parties shall refer the disputes and/or differences of opinion for the decision of a sole arbitrator, who shall be appointed by agreement within seven (7) days by the parties (“the arbitrator”), and if the agreed arbitrator refuses or is unable to perform his function or in the case of lack of agreement between the parties about the identity of the arbitrator, the provisions of clause 21.6 below shall apply.

20.1.	The arbitrator shall act as sole arbitrator and his decision shall be final.

20.2.	The provisions of this clause 20 shall have the same effect as an arbitration agreement between the parties and the provisions of the schedule to the Arbitration Law, 5728-1968 shall apply to the arbitration which is the subject of this agreement and to the arbitrator.

20.3.	It is hereby agreed that the arbitrator’s authority shall be subject to the provisions of this agreement and that the arbitrator may give interim orders and other forms of temporary relief and that he shall be subject to the substantive law but not to the laws of evidence and procedure.

21.	Miscellaneous

21.1.	Unless expressly stated otherwise in this agreement, the manager shall bear all the tax liabilities for any payment and/or benefit of any kind which is given by the company.

21.2.	The company may set off any debt by the manager to it against any amount which it is obliged to pay to the manager.

21.3.	This agreement fully and exhaustively expresses all that has been agreed upon between the parties with regard to the subjects or matters discussed in it, and replaces and revokes any representation, agreement, negotiation, practice, memorandum of understanding, proposals, discussion summaries, letters of intent and/or undertaking, and any other document, which existed or were exchanged between the parties (whether in writing or verbally) on the subjects or matters stated therein, before the signature of this agreement.

21.4.	Notices in connection with this agreement shall be sent by registered post or fax or shall be delivered by hand at the parties’ addresses stated in the preamble to this agreement (or any other address of which appropriate written notice shall be given), and any such notice shall be deemed to have been delivered to its addressee on the earliest of the following dates: on actual delivery thereof (or presentation to the addressee in the case of refusal to accept it), or one business day after the date of sending it by fax or three (3) business days after the date of handing it in for delivery by registered post, except a notice of change of address, which shall only be deemed to have been delivered on actual delivery thereof to the addressee.

21.5.	Any alteration and/or cancellation of any of the provisions of this agreement shall only be done in a written document, which shall be signed by both parties and shall be subject to receipt of all the authorizations required by law.

21.6.	It is hereby expressly agreed between the parties that, subject to the provisions of clause 20 above, the substantive law which shall apply concerning the subjects and matters arising from or relating to this agreement is the law of the State of Israel, and the competent Court in Tel Aviv-Jaffa shall have sole and exclusive jurisdiction concerning the subjects and matters arising from or relating to this agreement.

In witness whereof the parties have signed:

/s/ Ron Mayron /s/ Lior Lifshitz	/s/ Or Eisenberg
The Manager	The Company

Appendix A

General Authorization by the Minister of Labour and Welfare concerning employers’ payments to pension fund and insurance fund in lieu of severance pay under the Severance Pay Law, 5723-1963

Below is the consolidated version of the General Authorization of 9.6.1998, as published in Official Notices Gazette 4659 of 30.6.1998, as amended on 23.8.1999 and published in Official Notices Gazette 4803 of 19.9.1999 and as amended and published in Official Notices Gazette 4970 of 12.3.2001:

By virtue of my authority under Section 14 of the Severance Pay Law, 5723-1963 (hereinafter: “the Law”), I confirm that payments made by an employer commencing from the date of publication of this authorization, for his employee for a comprehensive pension in a pension fund which is not an insurance fund within the meaning thereof in the Income Tax Regulations (Rules for approval and management of provident funds) 5724-1964 (hereinafter: “pension fund”), or for senior employees’ insurance which includes the possibility of a pension or a combination of payments to a pension plan and to a plan which is not for a pension in such an insurance fund (hereinafter: “insurance fund”), including payments made as a combination of payments to a pension fund and to an insurance fund, whether or not there is a pension plan in the insurance fund (hereinafter: “the employer’s payments”) shall be in lieu of severance pay due to the aforesaid employee in respect of the salary from which the aforesaid payments were made and for the period for which they were made (hereinafter: “the exempt salary”), provided that all the following are fulfilled:

(1) The employer’s payments

a.	To a pension fund are not less than 14 1/3 % of the exempt salary or 12% of the exempt salary if in addition thereto the employer also makes supplementary severance pay payments for his employee to a severance pay provident fund or an insurance fund in the employee’s name at the rate of 2 1/3% of the exempt salary. If the employer has not also paid 2 1/3% in addition to 12% as aforesaid, his payments shall be in lieu of only 72% of the employee’s severance pay;

b.	To an insurance fund are not less than one of the following:

1.	13 1/3% of the exempt salary, if in addition thereto the employer also makes payments for his employee to ensure a monthly income in case of work disability, in a plan approved by the Supervisor of Capital Markets, Insurance and Savings at the Ministry of Finance, at the rate required to ensure at least 75% of the exempt salary or at the rate of 2½ % of the exempt salary, whichever is the lower (hereinafter: “disability insurance payment”);

2.	11% of the exempt salary, if in addition the employer also made a disability insurance payment, and in that case the employer’s payments shall be in lieu of only 72% of the employee’s severance pay. If in addition thereto the employer also made supplementary severance pay payments to a severance pay provident fund or an insurance fund in the employee’s name at the rate of 2 1/3% of the exempt salary, the employer’s payments shall be in lieu of 100% of the employee’s severance pay.

(2)	Not later than three months from the commencement of the employer’s payments a written agreement shall be made between the employer and the employee containing -

a.	The employee’s agreement to the arrangement under this authorization in a form which states the employer’s payments and the pension fund and insurance fund, as the case may be. The aforesaid agreement shall also include the text of this authorization.

b.	The employer’s waiver in advance of any right which it may have to a refund of monies out of its payments, unless the employee has been deprived of his right to severance pay in a judgment under Sections 16 or 17 of the Law, and to the extent of such deprivation, or the employee has drawn monies from the pension fund or insurance fund other than as a result of an entitling event. In this regard, “entitling event” – death, disability or retirement at the age of sixty or more.

(3)	This authorization shall not derogate from the employee’s right to severance pay under the Law, a collective agreement, extension order or employment contract, in respect of salary above the exempt salary.